EXHIBIT 23


                       CONSENT OF INDEPENDENT ACCOUNTANTS


          We consent to the incorporation by reference in the registration statements of Tosco Corporation on Forms S-3 (File No. 333-20153 and File No. 333-23303) and Forms S-8 (File No. 333-41771, File No. 333-43357, File No.
33-51243, and File No. 33-39303) of our report dated January 29, 1999, except as to the information in Note 21, for which the date is March 2, 1999, on our audits of the consolidated financial statements of Tosco Corporation and its subsidiaries as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997, and 1996, which report is included in this Annual Report on Form 10-K.



                                                PricewaterhouseCoopers LLP


Phoenix, Arizona
March 30, 1999